EXHIBIT 99.1

Simmons First Announces St. Louis Acquisition

PINE BLUFF, Ark., Sept. 14, 2012 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today, through its wholly-owned bank subsidiary, Simmons First National Bank ("SFNB"), that it has expanded into the St. Louis, Missouri market by acquiring approximately $282 million in assets of Truman Bank of St. Louis from the Federal Deposit Insurance Corporation (the "FDIC"). Truman Bank was closed today by the Missouri Division of Finance, which appointed the FDIC as receiver.

Of the $282 million in assets acquired, SFNB has entered into a purchase and assumption agreement with the FDIC to purchase $219 million in assets and assume substantially all of the deposits and other liabilities, at a discount of $20.9 million and no deposit premium. The remaining $63 million in assets acquired were through a loan sale agreement with the FDIC, at a 12% discount.  The final valuation and purchase price of acquired assets and liabilities will be determined upon completion of appropriate valuation processes.

"This acquisition is the third of several that we anticipate making over the next several years, which is the reason we raised $70.5 million in additional capital in November 2009," said J. Thomas May, Chairman and CEO.  "In May 2010 we announced the purchase of Southwest Community Bank in Springfield, Missouri which was a good first step for expanding beyond the borders of Arkansas.  In October of the same year we announced the acquisition of Security Savings Bank in Olathe, Kansas with four locations in the Kansas City Metropolitan area, three in Salina, Kansas and two in Wichita, Kansas.  Obviously, our expansion into the St. Louis market complements our existing presence in Springfield and Kansas City. Simmons First has built its franchise around a community banking philosophy and this acquisition is a natural extension of that strategy.  With this acquisition, Simmons First will be serving its customers from 88 financial centers in 51 communities in three states, including our newly acquired St. Louis locations."

As part of the purchase and assumption agreement, the FDIC and SFNB have entered into a loss share agreement covering approximately $118 million in loans and other real estate.  The FDIC will reimburse SFNB for 80% of the losses it incurs on the disposition of loans and foreclosed real estate on all covered assets.

Highlights of the Transaction

  Expansion within the state of Missouri (St. Louis metro area)
  Four branches located in Clayton, St. Peters, Crestwood and Normandy
  Assets of approximately $282 million
  Loans of approximately $194 million (before loan discounts and FDIC receivables)
  Loss share protection from the FDIC on approximately $118 million in covered assets
  Investment securities of approximately $29 million
  Deposits of approximately $246 million, with non-time deposits of $105 million

This transaction is expected to be immediately accretive to SFNC's net income and diluted earnings per common share. The transaction is expected to be slightly dilutive to tangible book value; however, the earn-back period is anticipated to be approximately six months. Upon completion of the acquisition, SFNC will continue to remain substantially above the threshold for "well capitalized" under regulatory capital standards.  Simmons First has a long history of consistent earnings, strong capital and excellent asset quality.  No additional capital is required to support this transaction.

The four St. Louis locations will open during normal banking hours on Saturday, September 15, as financial centers of Simmons First National Bank. All former Truman Bank customers will be able to conduct banking business as usual.  Depositors of Truman Bank will automatically become depositors of Simmons First National Bank, and deposits will continue to be insured by the FDIC. Depositors may access their accounts as usual through automated teller machine transactions, checks, online banking and debit card transactions.  Checks drawn on Truman Bank will continue to be processed, and loan customers should continue to make their customary payments.  Customers may continue banking as usual and feel confident that their deposits are secure, now backed by one of the country's strongest and safest financial institutions.

During the transition period, Truman Bank customer accounts will be converted to Simmons First National Bank accounts with customers ultimately enjoying the benefits of Simmons First's extensive selection of products and services.  Simmons First Trust Company was named the Largest Trust Company in Arkansas by Arkansas Business, with assets in excess of $2 billion.  Simmons First has been nationally proclaimed as having one of the best credit cards in America by Money Magazine, the Wall Street Journal and Kiplinger and was recently recognized as having the best low rate credit card by cardrating.com.  Simmons First is also a major provider of merchant services and cash management services.

"We welcome our new customers and associates in St. Louis to the Simmons First family," said May.  "Our 109 year old franchise has been built around a community banking philosophy.  Our associates are committed to treating the customer the way we want to be treated when we are the customer.  This is the same commitment that we will deliver to the customers of the former Truman Bank."

Keefe, Bruyette & Woods acted as financial adviser to SFNC.

Simmons First National Corporation is a $3.6 billion Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas.  The Company's eight banks conduct financial operations from 92 offices, of which 88 are financial centers, in 51 communities, including its newly acquired Missouri locations.  The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Truman Bank transaction are based on currently available information provided to us by the FDIC.  Actual results could differ materially after experience with this acquisition.  Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: Stephen R. Lasseigne, VP
         Advertising Manager
         Simmons First National Corporation
         (870) 267-4040